Exhibit (a)(1)(A)

ZIPREALTY, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options

(the “Offer to Exchange”) and your withdrawal rights will

expire at 9:00 p.m., Pacific Time, on July 24, 2009,

unless extended by ZipRealty, Inc. (the “Expiration Date”)

ZipRealty, Inc. a Delaware corporation (“ZipRealty” or the “Company”) is offering, for compensatory purposes, to all employees (including executive officers) of ZipRealty the right to exchange (the “Option Exchange Program”) those options to purchase shares of ZipRealty common stock eligible for exchange pursuant to this Option Exchange Program. Eligible options include those options with a stock price equal to or greater than $4.59 per share, granted under the ZipRealty, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) or the ZipRealty, Inc. 1999 Stock Plan (the “1999 Plan” and, together, the “Plans”) (the “Eligible Options”). Eligible Options may be exchanged pursuant to the Option Exchange Program for a lesser number of new nonqualified stock options to be granted under the 2004 Plan upon the terms and conditions set forth in this Offer to Exchange (the “New Options”).

Participation in the Option Exchange Program is voluntary. You are not required to accept this offer to exchange your Eligible Options for New Options (the “Exchange Offer”). If you elect to tender your Eligible Options for exchange on the terms and subject to the conditions described in this document and if your Eligible Options are accepted for exchange, the Company will cancel the Eligible Options tendered for exchange and, for each Eligible Option tendered for exchange, you will receive a New Option grant under a new stock option agreement between you and the Company. The number of shares subject to the New Options will depend on the exercise price of the Eligible Options tendered (as described below). The New Options will be granted on the same date the Eligible Options are accepted for exchange and canceled pursuant to this Exchange Offer, which the Company expects to be July 24, 2009 (the “Replacement Grant Date”). If the Company extends the Exchange Offer, then the Replacement Grant Date will be similarly extended.

The Option Exchange Program is not conditioned upon a minimum number of Eligible Options being tendered for exchange. However, consummation of the Option Exchange Program and the grant of New Options is subject to the satisfaction or waiver of the conditions described in Section 7 (“Conditions of the Option Exchange Program”) of this Offer to Exchange.

If you participate in the Option Exchange Program, the number of New Options you will be entitled to receive in exchange for Eligible Options will depend on the exercise price of the Eligible Options, in accordance with the following exchange ratios (the “Exchange Ratios”):

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

If you tender more than one Eligible Option grant, the applicable Exchange Ratio will be determined on a grant-by-grant basis. In addition, any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to that Eligible Option.

Some key features of the New Options will include:

•	The exercise price of each New Option will equal the closing sale price of the Company’s common stock as reported on The NASDAQ Stock Market on the Replacement Grant Date;

•	Each New Option will be a nonqualified stock option (even if the Eligible Option you tendered was an incentive stock option);

•	Each New Option will have a seven-year term;

•	Each New Option will vest over three years after the Replacement Grant Date in 36 equal monthly installments; and

•	The other terms and conditions of the New Options will be substantially similar to those of the canceled options.

To be eligible to participate in the Option Exchange Program and to receive New Options, you must be an employee of ZipRealty continuously through the offering period and on the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your employment status.

If you choose not to participate in the Option Exchange Program, you will continue to hold your Eligible Options subject to their existing terms and conditions.

See “Risk Factors” for a discussion of risks that you

should consider before participating in the Option Exchange Program.

The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “ZIPR.” On June 24, 2009, the last sale price of its common stock as reported by The NASDAQ Stock Market was $2.80 per share. THE COMPANY RECOMMENDS THAT YOU OBTAIN AND CONSIDER CURRENT MARKET QUOTATIONS FOR ITS COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

IMPORTANT

If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to the Company through the secure Option Exchange Program website at https://ziprealty.equitybenefits.com (the “Offer Website”) on or before 9:00 p.m., Pacific Time, on July 24, 2009 (or a later expiration date if the Company extends the time you have to elect to participate in the Option Exchange Program). If the Company does not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the

Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (866) 352-5784 or email your election form to zip@sos-team.com. To obtain a paper election form, please contact Option Exchange Administration at zip@sos-team.com. Your election must be received by the Company before 9:00 p.m., Pacific Time, on July 24, 2009 (unless extended by the Company). Elections not made via the Offer Website or not received by the Company by 9:00 p.m., Pacific Time, on July 24, 2009 (unless extended by the Company), even if sent prior to the Expiration Date, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If the Company does not receive your election by the Expiration Date, you will be deemed to have rejected the Exchange Offer. If you choose not to participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Option Exchange Administration by email to zip@sos-team.com or by logging on to the Offer Website.

The Option Exchange Program is only available to employees (including executive officers) of ZipRealty. The Company is not aware of any jurisdiction where holders of Eligible Options reside where the implementation of the Option Exchange Program violates applicable law. If the Company becomes aware of any jurisdiction where holders of Eligible Options reside where the implementation of the Option Exchange Program violates applicable law, it will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

Although the Board of Directors of ZipRealty has approved the Option Exchange Program, neither the Company nor the Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to exchange your Eligible Options.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH THE COMPANY HAS REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
General Questions About the Exchange Offer	1
Specific Questions About the New Options	5
How to Elect to Participate in the Option Exchange Program	6
How to Get More Information	7
RISK FACTORS	8
Risks Related to the Option Exchange Program	8
Risks Related to ZipRealty’s Business and Industry	9
INTRODUCTION	10
THE EXCHANGE OFFER	11
1. Eligibility	11
2. Number of Options; Expiration Date	11
3. Purpose of the Option Exchange Program	12
4. Procedures for Participating in the Option Exchange Program	12
5. Withdrawal Rights	14
6. Acceptance of Eligible Options For Exchange and Grant of New Options	14
7. Conditions of the Option Exchange Program	15
8. Price Range of ZipRealty’s Common Stock	17
9. Source and Amount of Consideration; Terms of New Options	17
10. Information Concerning ZipRealty, Inc.	19
11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	22
12. Status of Options Accepted by ZipRealty in the Exchange Offer; Accounting Consequences of the Exchange Offer	24
13. Legal Matters; Regulatory Approvals	24
14. Material U.S. Federal Income Tax Consequences	25
15. Extension of Option Exchange Program; Termination; Amendment	26
16. Fees and Expenses	27
17. Additional Information	27
18. Miscellaneous	28

SUMMARY TERM SHEET

This section summarizes, in question-and-answer format, the material terms of the Exchange Offer. The complete description of the Exchange Offer begins on page 10. Because it is only a summary and does not contain all of the information you should consider in deciding whether to accept the Exchange Offer, you should carefully read the remainder of this Offer to Exchange.

General Questions About the Exchange Offer

Q1.	What is the Exchange Offer?

Beginning on June 26, 2009 and ending at 9:00 p.m. Pacific Time on July 24, 2009, unless the Company extends the offer (the “Offering Period”), the Company is offering, for compensatory purposes, to eligible employees (including executive officers) of ZipRealty the right to exchange all outstanding options to purchase shares of ZipRealty common stock having an exercise price equal to or greater than $4.59 per share granted under the ZipRealty, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) or the ZipRealty, Inc. 1999 Stock Plan (the “1999 Plan” and, together, the “Plans”) for a lesser number of new nonqualified options (the “New Options”) to be granted under the 2004 Plan upon the terms and subject to the conditions described in further detail below.

Participation in this Exchange Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, your outstanding options will remain outstanding in accordance with their current terms and conditions.

Q2.	Am I eligible to participate?

Any employee (including any executive officer) of ZipRealty (an “Eligible Employee”) who is an employee at the beginning of the Offering Period and is still an employee on the date on which the tendered Eligible Options are canceled and New Options are granted (which is expected to be July 24, 2009) is eligible to participate in the Option Exchange Program. (See Section 1 below under the heading “The Exchange Offer”.)

Q3.	Which options may I exchange?

The Option Exchange Program applies to all outstanding options granted under the Plans that have an exercise price equal to or greater than $4.59 per share (the “Eligible Options”).

You can determine which of your option grants are eligible for exchange by logging on the Offer Website at https://ziprealty.equitybenefits.com, which lists all of your option grants that have an exercise price equal to or greater than $4.59 and therefore are eligible for exchange. (See Section 1 below under the heading “The Exchange Offer”.)

Q4.	How does the Option Exchange Program work?

You may decide to exchange one or more of your Eligible Option grants for New Option grants, but you may not tender an Eligible Option grant for less than all of the shares subject to that Eligible Option grant. The number of New Option shares you will be entitled to receive in exchange for Eligible Option shares will depend on the exercise price of the Eligible Option grants, in accordance with the following exchange ratios (the “Exchange Ratios”):

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

The New Options will be granted under the 2004 Plan on the date the Eligible Options are accepted for exchange and canceled pursuant to the Exchange Offer (the “Replacement Grant Date”). The New Options will have an exercise price equal to the closing sale price of the Company’s common stock, as reported on The NASDAQ Stock Market on the Replacement Grant Date. Each New Option will be a nonqualified stock option, have a seven-year term and vest over three years after the Replacement Grant Date in 36 equal monthly installments. The other terms of the New Options will be substantially the same as the Eligible Options tendered for exchange under the Option Exchange Program.

If you tender more than one Eligible Option grant, the New Options to be granted in exchange will be determined on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant of 1,000 shares, with an exercise price of $4.75 per share, and an Eligible Option grant of 1,000 shares, with an exercise price of $8.50 per share, you will be entitled to receive two New Option grants of 667 shares and 500 shares, respectively, with a new exercise price (as described above).

In addition, if you elect to exchange an Eligible Option grant, you must exchange the entire unexercised portion of the grant; you may not exchange only part of an outstanding Eligible Option grant. For example, if you hold an outstanding Eligible Option grant for 1,500 shares with an exercise price of $8.50 per share, you must exchange all 1,500 option shares. You may not exchange 500 of the 1,500 option shares (and retain 1,000 option shares). If you have partially exercised an Eligible Option grant and you elect to exchange that Eligible Option, you must exchange the entire remaining unexercised portion of the Eligible Option grant. For example, if you received an Eligible Option to purchase 2,000 shares, but previously exercised to purchase 500 shares, you must exchange all remaining 1,500 option shares.

Any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. For example, if you tender an Eligible Option grant of 1,000 shares with an exercise price of $4.75, you will receive a New Option grant of 667 shares (the resulting 0.67 fractional option share will be rounded up the nearest whole number). However, if you tender an Eligible Option grant of 2,000 shares with an exercise price of $4.75, you will receive a New Option grant of 1,333 shares (the resulting 0.33 fractional option will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Q5.	What is the expected timeline of the Option Exchange Program?

The Company currently expects the timeline of the Option Exchange Program to be:

•	June 26, 2009 – Offering Period begins

•	July 24, 2009 –

•	Offering Period ends at 9:00 p.m., Pacific Time, unless extended by the Company

•

Following expiration of the Offering Period, tendered Eligible Options are accepted and canceled and New Options are granted with an exercise price determined based on the closing sale price of ZipRealty’s common stock as reported by The NASDAQ Stock Market (this date may change as a result of regulatory review or at the Company’s discretion)

Q6.	If I participate, what happens to my current options?

Eligible Options that you elect to exchange in the Option Exchange Program will be canceled promptly upon acceptance for exchange and you will no longer have those options available for exercise. If you do not tender all of your Eligible Options, any of your Eligible Options that you do not tender will remain outstanding and subject to their existing exercise prices and their existing terms. (See Section 12 below under the heading “The Exchange Offer”.) Any options that you hold that are not Eligible Options will not be impacted by the Option Exchange Program.

Q7.	I have more than one Eligible Option grant, do I have to exchange all of them in order to participate?

No. You may exchange any or all of your Eligible Option grants. The Company will not accept partial tenders of Eligible Option grants. If you attempt to tender for exchange less than the entire, outstanding, unexercised portion of an Eligible Option grant, the Company will reject your tender in its entirety.

Q8.	May I tender unvested options?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Exchange Offer. Further, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

Q9.	May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that Eligible Option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q10.	Will the options exchanged be returned to the pool of shares available for future grants under the 2004 Plan?

Yes. The shares of common stock subject to those Eligible Options granted under the 2004 Plan and exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2004 Plan. The shares of common stock subject to those Eligible Options granted under the 1999 Plan and exchanged pursuant to the Option Exchange Program will be returned to the 1999 Plan (which has been terminated) and, pursuant to the 2004 Plan, will cause the 2004 Plan share reserve to automatically increase by the same number of shares. (See Section 12 below under the heading “The Exchange Offer”.)

Q11.	Are there any tax consequences to my participating in the Option Exchange Program?

If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option (even if the Eligible Option you tendered was an incentive stock option).

ZipRealty recommends that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 14, “Material U.S. Federal Income Tax Consequences,” below under the heading “The Exchange Offer” for more information.

Q12.	Why is the Company implementing the Option Exchange Program?

The purpose of this Option Exchange Program is to retain, motivate and incent the employees of ZipRealty (including executive officers) and to align their interests more closely with the Company’s stockholders’ interests. Stock options have been, and continue to be, an important part of the Company’s incentive compensation and retention programs. However, the Board of Directors has observed that many of the Company’s employees have outstanding stock options with exercise prices that are significantly higher than the current market price of its common stock. As a result, these stock options have diminished value as either an incentive or retention tool.

The Company is implementing the Option Exchange Program to address this situation by providing its employees with an opportunity to exchange Eligible Options for New Options issued under the 2004 Plan. By implementing the Option Exchange Program, the Company intends to provide its employees with the opportunity to hold options that over time may have a greater potential to increase in value, which the Company believes will create better retention and performance incentives for its employees, contributing to achievement of the Company’s business objectives.

The Company is also implementing the Option Exchange Program to reduce the number of outstanding options with diminished retentive value and to increase the number of shares available for future awards under the 2004 Plan (the Eligible Options canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan). (See Section 3 below under the heading “The Exchange Offer”.)

Q13.	How should I decide whether or not to participate in the Option Exchange Program?

The decision to participate in the Option Exchange Program is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in the Company’s sector, and the performance of the Company’s own business and stock price. ZipRealty encourages you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in the Option Exchange Program. In addition, the Company strongly urges you to read Section 14 below under the heading “The Exchange Offer” discussing the U.S. federal income tax consequences of participating in the Option Exchange Program.

Q14.	What does the Company and the Board of Directors think of the Stock Option Exchange Program?

Although the Board of Directors has approved the Option Exchange Program, neither the Company nor the Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.

Specific Questions About the New Options

Q15.	What will be the share amount of the New Options?

If you participate in the Option Exchange Program, the number of New Options you will be entitled to receive in exchange for Eligible Options will depend on the exercise price of the Eligible Options, in accordance with the following Exchange Ratios:

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

(See Section 2 below under the heading “The Exchange Offer”.)

Q16.	What will be the exercise price of the New Options?

The exercise price of the New Options will equal the closing sale price of the Company’s common stock as reported on The NASDAQ Stock Market on the Replacement Grant Date. (See Section 9 below.)

Q17.	When will the New Options vest?

All New Options will vest over three years after the Replacement Grant Date in 36 equal monthly installments. (See Section 9 below under the heading “The Exchange Offer”.)

Q18.	If the Eligible Options that I tendered are incentive stock options, will be my new options be incentive stock options?

No. If you tender Eligible Options in the Exchange Offer that are incentive stock options, the New Options granted in exchange for the Eligible Options will be nonqualified stock options. The Company strongly urges you to read Section 14 below under the heading “The Exchange Offer” discussing the U.S. federal income tax consequences of participating in the Option Exchange Program.

Q19.	What will be the terms and conditions of the New Options?

Except for the change in the number of shares, exercise price, vesting and term, and that all New Options will be nonqualified stock options (even if any tendered Eligible Option was an incentive stock option), the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer. (See Section 9 below under the heading “The Exchange Offer”.)

Q20.	I have an Eligible Option that is split between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options. Can I cancel part of this option but not the other?

No. You cannot cancel one part of an Eligible Option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program. The New Option granted in exchange for such a split Eligible Option will consist entirely of nonqualified stock options.

Q21.	When will the Company grant the New Options?

The Company will grant the New Options on the Replacement Grant Date, which is expected to be July 24, 2009. If the Company extends the Exchange Offer, then the Replacement Grant Date will be similarly extended. (See Section 6 below under the heading “The Exchange Offer”.)

How to Elect to Participate in the Option Exchange Program

Q22.	What do I need to do to participate in the Option Exchange Program?

Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or another permitted election method provided for in this Offer to Exchange) no later than 9:00 p.m., Pacific Time, on July 24, 2009, or a later date if the Company extends the offering period (the latest such date and time, the “Expiration Date”).

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before the Expiration Date. See Question 26 for a more detailed discussion of your withdrawal rights.

The Company reserves the right to reject any or all elections to exchange Eligible Options that it determines are not in appropriate form or that the Company determines are unlawful to accept. Otherwise, the Company will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to the Company’s rights to extend, terminate and amend the Option Exchange Program, the Company currently expects that it will accept all such Eligible Options promptly following the expiration of the Exchange Offer on July 24, 2009. (See Section 4 below under the heading “The Exchange Offer”.)

Q23.	What is the deadline to elect to participate in the Option Exchange Program, and how do I elect to participate?

The deadline to elect to participate in the Option Exchange Program is 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company extends the offering period. To participate, you must log on to the Offer Website at https://ziprealty.equitybenefits.com and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange) before that time. The Company may, in its discretion, extend the deadline to participate in the Option Exchange Program at any time, but the Company cannot assure you that the Option Exchange Program will be extended. If the Company decides to extend the deadline to elect to participate in the Option Exchange Program, it will announce the extension no later than 6:00 a.m., Pacific Time, on the first business day following the previously scheduled Expiration Date. If the Company does extend the deadline, you must make your online election before the extended expiration date and time. (See Section 4 below under the heading “The Exchange Offer”.)

Q24.	What will happen if I do not elect to exchange my Eligible Options by the deadline?

If you do not elect to exchange your Eligible Options through the Offer Website (or another permitted election method provided for in this Offer to Exchange) by the Expiration Date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q25.	Do I have to complete and submit an election or any other documents if I do not want to exchange my Eligible Options?

No. You do not have to complete and submit any documents if you do not wish to exchange your Eligible Options in this offer. If you do not log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange), you will not participate in the Option Exchange Program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.

Q26.	During what period of time may I withdraw my previous election to participate in the Option Exchange Program?

You may withdraw your election to participate in the Option Exchange Program at any time before 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company extends the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must log on to the Offer Website (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange) prior to 9:00 p.m., Pacific Time, on July 24, 2009 (or any extended deadline), and change your election for such Eligible Options to reflect that you do not want to exchange such Eligible Options (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange). Once you have withdrawn your election to tender one or more of your Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 22. (See Section 5 below under the heading “The Exchange Offer”.)

How to Get More Information

Q27.	Who I can I talk to if I have question about the Option Exchange Program?

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Option Exchange Administration by email to zip@sos-team.com or by logging on to the Offer Website at https://ziprealty.equitybenefits.com.

In addition to these resources, the Company also plans to arrange for question and answer sessions about the Option Exchange Program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, the Company will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Exchange Offer. You should consult your personal advisors if you have questions about your financial or tax situation. The Company will be providing you information about the timing and location of the question and answer sessions in the coming days.

RISK FACTORS

Participation in the Option Exchange Program involves a number of potential risks and uncertainties, including the material risks described below. The risks identified in this section and the risks described under the heading entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009, and in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 6, 2009, highlight the material risks of participating in this offer. You should carefully read and consider theses risks, and the Company encourages you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, the Company strongly urges you to read Section 14 below discussing the U.S. federal income tax consequences of participating in the Option Exchange Program.

Risks Related to the Option Exchange Program

The New Options will be subject to a new three-year vesting schedule. This means that if your employment with ZipRealty terminates during the new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.

If you elect to participate in the Option Exchange Program, each New Option issued to you will be subject to a new three-year vesting schedule. This means that you will be required to continue working for ZipRealty for three years after the date on which the New Option is granted to be fully vested in the New Option. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered Eligible Option had been fully vested.

You should carefully consider the current vesting of each Eligible Option, compared to the benefit of a lower-priced option with a longer vesting period. If the Company’s stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.

In addition, the per share exercise price of any New Options granted to you in exchange for your tendered Eligible Options will be equal to the closing sale price as reported by The NASDAQ Stock Market on the Replacement Grant Date. The Company cannot guarantee that, subsequent to the Replacement Grant Date, the price per share market price of the Company’s common stock will increase to a price that is greater than the exercise price of the New Options.

Nothing in this Exchange Offer should be construed to confer on you the right to remain an employee of ZipRealty. The terms of your employment or service with ZipRealty remain unchanged. The Company cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the Company’s employ or service until the Replacement Grant Date or after that date.

The Company recommends that you meet with your own tax advisors with respect to local, state, federal and foreign tax consequences of participating in the Option Exchange Program if you are considering participating. See Section 14, “Material U.S. Federal Income Tax Consequences,” below for more information about the tax impacts of the Exchange Offer. If you are subject to the tax laws of another country, even if you are a resident of the U.S., you should be aware that other tax obligations may apply to you. You should consult with your own tax advisors to discuss these consequences.

Risks Related to ZipRealty’s Business and Industry

For a description of risks related to ZipRealty’s business and industry, please see the discussion of risks associated with its business and industry under the heading “Risk Factors” in its Annual Report of Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended March 31, 2009, which are incorporated by reference herein.

INTRODUCTION

ZipRealty is offering to all employees (including executive officers) the right to exchange all outstanding options to purchase shares of ZipRealty’s common stock having an exercise price equal to or greater than $4.59 per share granted under the Plans for a lesser number of new nonqualified stock options that the Company will grant under the 2004 Plan.

The Option Exchange Program is not conditioned upon a minimum number of Eligible Options being elected for exchange.

If you elect to exchange all or some of your Eligible Options as described in the Offer to Exchange and if your Eligible Option(s) are accepted for exchange, each Eligible Option so tendered will be canceled and you will be granted a New Option. The number of shares subject to the New Options you receive will depend on the exercise prices of the Eligible Options that you exchanged, as follows:

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

Some key features of the New Options will include:

•	The exercise price of each New Option will equal the closing sale price of the Company’s common stock as reported on The NASDAQ Stock Market on the Replacement Grant Date;

•	Each New Option will be a nonqualified stock option (even if the Eligible Option you tendered was an incentive stock option);

•	Each New Option will have a seven-year term;

•	Each New Option will vest over three years after the Replacement Grant Date in 36 equal monthly installments; and

•	The other terms and conditions of the New Options will be substantially similar to those of the canceled options.

To receive a New Option grant, you must be an employee of ZipRealty continuously through the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your employment status.

The Company is implementing the Option Exchange Program because a considerable number of its employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above the Company’s current and recent trading prices. The Company is offering the Option Exchange Program on a voluntary basis to allow its employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for a lesser number of New Options. The shares of common stock subject to those Eligible Options canceled pursuant to the Option Exchange Program will be available for future awards under the 2004 Plan.

As of June 23, 2009, options to purchase 3,584,710 shares of ZipRealty common stock were eligible for exchange under the Option Exchange Program.

THE EXCHANGE OFFER

1.	Eligibility.

Any employee (including any executive officer) who is continuously an employee of ZipRealty during the period beginning on June 26, 2009 and ending on the date the new options are granted and who holds outstanding stock options granted under the Plans that have exercise prices equal to or above $4.59 per share is eligible to participate in the Option Exchange Program (the “Eligible Employees”).

If your employment relationship with ZipRealty is terminated for any reason, including, but not limited to, resignation prior to the date the Eligible Options you elected to exchange are accepted and canceled by the Company and the New Options are granted, the Company will not accept your Eligible Options for exchange.

2.	Number of Options; Expiration Date.

Upon the terms and subject to the conditions of this Offer to Exchange, ZipRealty will exchange all outstanding Eligible Options that are properly tendered for exchange and not withdrawn in accordance with Section 5 before the Expiration Date, for a lesser number of new nonqualified stock options to purchase common stock under the 2004 Plan at an exercise price per share equal to the closing trading price of ZipRealty’s common stock, as reported on The NASDAQ Stock Market, on the Replacement Grant Date.

For each Eligible Option properly tendered by you and accepted for exchange by the Company, the number of shares subject to the New Option that you will be entitled to receive will depend on the exercise prices of the Eligible Options using the exchange ratios in the table below (the “Exchange Ratios”), and subject to adjustments for any stock splits, stock dividends and similar events.

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

Any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. The New Option will be subject to the terms of the 2004 Plan pursuant to a new option agreement between you and the Company.

You are not required to participate in the Option Exchange Program. If you wish to participate in the Option Exchange Program, you may elect to exchange any or all of your Eligible Options. If you elect to exchange an Eligible Option, it must be tendered as to all shares that are unexercised and outstanding under that Eligible Option. An outstanding option cannot be partially tendered under the Option Exchange Program.

The term “Expiration Date” means 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company, in its discretion, has extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “Expiration Date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of the Company’s rights to extend, delay, terminate and amend the Expiration Date.

3.	Purpose of the Option Exchange Program

The purpose of this Option Exchange Program is to retain, motive and incent the Company’s Eligible Employees and to align their interests more closely with the Company’s stockholders’ interests. Stock options have been, and continue to be, an important part of the Company’s incentive compensation and retention programs. However, the Board of Directors has observed that many of the Company’s employees (including executive officers) have outstanding stock options with exercise prices that are significantly higher than the current market price of the Company’s common stock. As a result, these stock options have diminished value as either an incentive or retention tool.

The Company is implementing the Option Exchange Program to address this situation by providing the Eligible Employees with an opportunity to exchange Eligible Options for New Options issued under the 2004 Plan. By implementing the Option Exchange Program, the Company intends to provide its Eligible Employees with the opportunity to hold options that over time may have a greater potential to increase in value, which the Company believes will create better retention and performance incentives for its Eligible Employees, contributing to achievement of the Company’s business objectives.

The Company is also implementing the Option Exchange Program to reduce the number of outstanding options with diminished retentive value and to increase the number of shares available for future awards under the 2004 Plan (the Eligible Options canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND THE COMPANY’S INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF THE COMPANY’S COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

Neither ZipRealty nor the Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor has the Company authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on June 26, 2009, and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

4.	Procedures for Participating in the Option Exchange Program.

Proper Exchange of Eligible Options

If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to the Company through the secure Option Exchange Program website at https://ziprealty.equitybenefits.com (the “Offer Website”) on or before 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company extends the offering period. If the Company does not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. If you are not able to submit your election electronically via the Offer Website, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (866) 352-5784 or email your election form to zip@sos-team.com. To obtain a paper election form, please contact Option Exchange Administration at zip@sos-team.com. Your election must be received by the Company by 9:00 p.m., Pacific Time, on July 24, 2009 (or a later date and time if the Company extends the offering period). Elections not received by the Company by 9:00 p.m., Pacific Time, on July 24, 2009 (or the extended deadline), even if made or sent prior to the Expiration Date, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If the Company does not receive your election either via the Offer Website or by delivery of your paper election form by the Expiration Date, you will be deemed to have rejected the Exchange Offer. If you choose not to participate in the Option Exchange Program, you do not need to do anything, and you will continue to hold your Eligible Options subject to their existing terms and conditions.

You have the right to withdraw any of your Eligible Options that you have elected to exchange at any time before 9:00 p.m., Pacific Time, on July 24, 2009 (or the extended deadline). If the Company extends the time during which you may elect to participate in the Option Exchange Program (which the Company may or may not do), you have the right to withdraw these options at any time until the extended period expires. See Section 5 for a description of your withdrawal rights.

If you do not make an election on the Offer Website or by delivery of a paper election form by the Expiration Date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original exercise price and terms.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

The Company will determine, in its discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. The Company’s determination of these matters will be final and binding on all parties. The Company reserves the right to reject any or all elections to participate in the Option Exchange Program that it determines are not in appropriate form or that the Company determines are unlawful to accept. Otherwise, the Company will accept all properly and timely tendered Eligible Options that are not validly withdrawn. The Company also reserves the right to waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by the Company. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

The Company’s Acceptance Constitutes An Agreement

Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. THE COMPANY’S ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND THE COMPANY UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to the Company’s rights to extend, terminate and amend the Option Exchange Program, the Company currently expects that it will accept all properly tendered Eligible Options that have not been validly withdrawn promptly following the expiration of the Exchange Offer on July 24, 2009.

5.	Withdrawal Rights

You may withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 5.

You have the right to withdraw the Eligible Options you have elected to exchange at anytime before 9:00 p.m., Pacific Time, on July 24, 2009. If the Company extends the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Additionally, you may withdraw any Eligible Options you elected to exchange if, after 40 business days after the commencement of the Exchange Offer, the Company has not accepted for exchange all Eligible Options you elected to exchange. The date of the 40th business day is August 21, 2009.

To validly withdraw Eligible Options you must log on to the Offer Website before the Expiration Date and change your election for such Eligible Options to reflect that you do not want to exchange such Eligible Options. If you are not able to submit your withdrawal election electronically via the Offer Website, please follow the procedure described in Section 4 for submitting a paper election form. The paper election form also serves as a withdrawal form.

You may not rescind any withdrawal, and any Eligible Options that you withdraw will thereafter not be deemed to be properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the Expiration Date by following the procedures described in Section 4.

Neither ZipRealty nor any other person is obligated to give notice of any defects or irregularities in any submission over the Offer Website or in any paper election form used to withdraw your election to participate in the Option Exchange Program, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. The Company’s determination of these matters will be final and binding.

6.	Acceptance of Eligible Options For Exchange and Grant of New Options

Acceptance and Cancellation of Eligible Options

Upon the terms and subject to the conditions of the Option Exchange Program, promptly following the expiration of the Exchange Offer, the Company plans to accept for exchange and cancellation all Eligible Options that have been properly tendered and not validly withdrawn before expiration of the Exchange Offer. Once the Company cancels an option, you will no longer have any rights with respect to that option except for the right to receive the New Option in accordance with the terms and conditions of the Exchange Offer.

Grant of New Options

Subject to the terms and conditions of the Option Exchange Program, for each Eligible Option that you tender and the Company accepts, the Company will grant you a New Option on the Replacement Grant Date based on the Exchange Ratios. If your Eligible Options are properly tendered for exchange by 9:00 p.m., Pacific Time, on July 24, 2009, the scheduled expiration time, and you are an Eligible Employee on the Replacement Grant Date, then on the Replacement Grant Date the Company will cancel the tendered Eligible Options and grant the New Options effective upon cancellation of the Eligible Options. The Company currently intends the Replacement Grant Date to be July 24, 2009. If the Company extends the Exchange Offer, the Replacement Grant Date will correspondingly be delayed.

7.	Conditions of the Option Exchange Program

Notwithstanding any other provision of the Option Exchange Program, the Company will not be required to accept any Eligible Options elected for exchange, and it may terminate or amend the Option Exchange Program, or postpone its acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the commencement of the Option Exchange Program and prior to the Expiration Date any of the following events has occurred, or has been determined by the Company in its reasonable judgment to have occurred:

•

there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the Eligible Options elected for exchange pursuant to the Option Exchange Program, the issuance of New Options, or otherwise relates in any manner to the Option Exchange Program or that, in the Company’s reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ZipRealty or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the Company’s business or the business of any of its subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to the Company;

•

there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might directly or indirectly:

•

make the acceptance for exchange of, or issuance of New Options for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict the Company’s ability, or renders the Company unable, to accept for exchange, or issue New Options for, some or all of the Eligible Options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to the Company; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of ZipRealty or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the Company’s business or the business of any of its subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to the Company;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any suspension of trading in, or limitation on prices for, ZipRealty securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of ZipRealty or its subsidiaries or that, in the Company’s reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•

a tender or exchange offer with respect to some or all of ZipRealty’s common stock, or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or the Company shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of ZipRealty’s common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of ZipRealty’s common stock;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of ZipRealty common stock;

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the assets or securities of the Company or any of its subsidiaries; or

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ZipRealty or its subsidiaries that, in the Company’s reasonable judgment, is or may have a material adverse effect on ZipRealty or its subsidiaries.

The conditions to the Option Exchange Program are for the Company’s benefit. The Company may assert them in its discretion regardless of the circumstances giving rise to them prior to the Expiration Date. The Company may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in its discretion, whether or not it waives any other condition to the Option Exchange

Program. The Company’s failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination the Company makes concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge the Company’s determination in a court of competent jurisdiction. If the Company becomes aware that a condition to the Option Exchange Program is triggered, it will promptly notify Eligible Employees whether or not the Company has decided to waive such condition. Should the Company choose to waive a particular right, it may not reassert that particular right again in this Exchange Offer.

8.	Price Range of ZipRealty’s Common Stock

ZipRealty’s common stock is traded on The NASDAQ Stock Market under the trading symbol “ZIPR.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of ZipRealty’s common stock as reported by The NASDAQ Stock Market.

	High	Low
2009
Second Quarter (through June 24, 2009)	$3.33	$2.58
First Quarter ended March 31, 2009	$2.99	$2.01
2008
Fourth Quarter ended December 31, 2008	$4.19	$2.15
Third Quarter ended September 30, 2008	$4.59	$3.75
Second Quarter ended June 30, 2008	$5.28	$3.94
First Quarter ended March 31, 2008	$6.02	$4.85
2007
Fourth Quarter ended December 31, 2007	$6.63	$4.59
Third Quarter ended September 30, 2007	$7.51	$6.01
Second Quarter ended June 30, 2007	$7.69	$7.00
First Quarter ended March 31, 2007	$7.83	$7.07

On June 24, 2009, the last reported sale price of ZipRealty’s common stock on The NASDAQ Stock Market was $2.80. ZipRealty recommends that you obtain and consider current market quotations for its common stock, among other factors, before deciding whether to elect to exchange your Eligible Options.

9.	Source and Amount of Consideration; Terms of New Options

Consideration

The Company will grant the New Options stock under the 2004 Plan in exchange for outstanding Eligible Options properly tendered and accepted for exchange. The number of shares of common stock subject to New Options to be granted to each participating Eligible Employee will be based on the approved Exchange Ratios provided in the table below. The shares of common stock subject to Eligible Options granted under the 2004 Plan and canceled pursuant to the Option Exchange Program will be retired and will be returned to the pool of shares available for grants of new options under the 2004 Plan. The Shares of common stock subject to those Eligible Options granted under the 1999 Plan and canceled pursuant to the Option Exchange Program will be returned to the 1999 Plan (which has been terminated) and, pursuant to the 2004 Plan, will cause the 2004 Plan share reserve to automatically increase by the same number of shares.

Terms of New Options

The New Options will be granted under the 2004 Plan. The Company will enter into a new stock option agreement with each participating Eligible Employee with respect to each New Option granted pursuant to this Option Exchange Program, which will contain the terms and conditions described in this Offer to Exchange, and will otherwise be substantially similar in form to your existing stock option agreement.

Important Note: The statements in this Offer to Exchange concerning the Plans, the Eligible Options and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreement under the Plans. Please contact zip@sos-team.com to receive a copy of the Plans, prospectuses or forms of stock option agreements. The Company will promptly furnish you copies of these documents at its expense.

Exercise Price. The exercise price of the New Options will equal the closing sale price of the Company’s common stock as reported by The NASDAQ Stock Market on the Replacement Grant Date.

Nonqualified Stock Options. Each New Option will be a nonqualified stock option, even if the Eligible Option you tendered was an incentive stock option.

Vesting. The New Options vest over three years after the Replacement Grant Date in 36 equal monthly installments.

Term. The New Options will have a seven-year term, meaning that they will expire seven years from the Replacement Grant Date. As with your Eligible Options, the New Options will expire earlier upon your termination of employment or other service with ZipRealty.

Exchange Ratio. For each Eligible Option properly tendered by you and accepted for exchange by the Company, the number of shares subject to the New Option that you will be entitled to receive will depend on the exercise price of the Eligible Option as follows:

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

Any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. In addition, the Exchange Ratios apply to each of your Eligible Options separately. This means that the various options you have received may be subject to different Exchange Ratios.

Other. The other terms and conditions of the New Options will be substantially similar to those of the canceled Eligible Options. The terms and conditions of current options outstanding under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by the Company and previously distributed to you.

10.	Information Concerning ZipRealty, Inc.

General

ZipRealty, Inc. is incorporated in the State of Delaware. The Company’s principal executive offices are located at 2000 Powell Street, Suite 300, Emeryville, California 94608, and its telephone number is (510) 735-2600.

ZipRealty is a full-service residential real estate brokerage firm, using its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. The Company’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to reduce costs, allowing it to pass on significant savings to consumers as permitted by law. The Company typically shares a portion of its commissions with its buyer clients in the form of a cash rebate, and typically represents its seller clients at fee levels below those offered by most traditional brokerage companies in the Company’s markets. Generally, the Company’s seller clients pay a total brokerage fee of 4.5% to 5.0% of the transaction value, of which 2.5% to 3.0% is paid to agents representing buyers.

ZipRealty’s net revenues are composed primarily of commissions earned as agents for buyers and sellers in residential real estate transactions. The Company record revenues net of rebate where applicable or commission discount, if any, paid or offered to its clients. The Company’s net revenues are principally driven by the number of transactions the Company closes and the average net revenue per transaction. Average net revenue per transaction is a function of the home sales price and percentage commission the Company receives on each transaction and varies significantly by market. The Company also receives revenues from certain co-marketing arrangements, such as mortgage lenders to whom the Company provides access through the mortgage center on its website, who typically pay the Company a flat monthly fee that is established on a periodic basis. Generally, non-commission revenues represent less than 5% of the Company’s net revenues during any period. The Company routinely explores its options for entering into additional co-marketing arrangements or offering other services related to the purchase, sale and ownership of a home and offer property and casualty insurance (including auto insurance) services through a subsidiary.

ZipRealty believes that customer acquisition is one of its core competencies, and while the Company anticipates that the difficulty of acquiring a sufficient number of leads online may increase over time, it expects that it can mitigate some of that impact with repeat and referral business, as well as by increasing its visibility and credibility to potential clients over time. Since the Company’s market share has averaged less than 1% over the past year in its existing markets in aggregate, the Company believes that there is an opportunity to increase further its market share, even if the overall level of sales continue to decline due to increased unemployment, changing consumer sentiment, interest rate increases, credit tightening, or other economic or geopolitical factors.

ZipRealty was founded in 1999, currently has operations in 36 markets, and as of March 31, 2009, employed 3,245 people, of whom 2,989 were ZipAgents. During 2006, the Company commenced operations in Tampa in February, Orlando in April, Minneapolis/St. Paul in May, Austin in July, Palm Beach in September, and the Greater Philadelphia area in December. During 2007 the Company commenced operations in Naples and Tucson in March, Denver in April, Jacksonville in May, Salt Lake City and Richmond in July, Virginia Beach and Charlotte in August, Raleigh-Durham in September, and Westchester County in December. During 2008 the Company commenced operations in Long Island in March 2008 and Hartford in July 2008. During 2009 the Company commenced operations in the Portland, Oregon market in April, and depending on market conditions, it may consider entering one additional market during the year.

Certain Financial Information.

Summary Financial Information. Set forth below is a summary of ZipRealty’s financial information. This information is derived from and qualified by reference to the Company’s publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 8 on pages 61 through 86 of its Annual Report on Form 10-K, for the fiscal year ended December 31, 2008, and Item 1 on pages 5 through 13 of its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2009, which are incorporated herein by reference.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,	Year Ended December 31,
	2009	2008	2007
Net transaction revenues	$21,352	$105,427	$101,100
Referral and other revenues	360	2,023	2,762

Net revenues	21,712	107,450	103,862

Operating expenses
Cost of revenues	13,834	62,702	58,613
Product development	2,312	8,678	7,320
Sales and marketing	9,944	40,571	38,256
General and administrative	3,479	12,789	15,409
Litigation (recovery), net	—	(1,355)	3,550

Total operating expenses	29,569	123,385	123,148

Loss from operations	(7,857)	(15,935)	(19,286)

Other income (expense), net
Interest income	309	2,518	4,401
Other income (expense), net	—	75	1

Total other income (expense), net	309	2,593	4,402

Loss before income taxes	(7,548)	(13,342)	(14,884)
Provision for income taxes	—	—	—

Net loss	$(7,548)	$(13,342)	$(14,884)

Loss per share from continuing operations:
Basic and diluted	$(0.39)	$(0.76)	$(0.85)
Net loss per share:
Basic and diluted	$(0.38)	$(0.64)	$(0.66)
Weighted average common shares outstanding:
Basic and diluted	20,107	20,917	22,586

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,	December 31,
	2009	2008	2007
Assets
Current assets
Cash and cash equivalents	$28,700	$18,500	$7,818
Short-term investments	16,276	30,889	72,649
Accounts receivable, net of allowance of $36, $26 and $29, respectively	1,800	1,625	1,170
Prepaid expenses and other current assets	3,323	3,442	3,267

Total current assets	50,099	54,456	84,904
Restricted cash	130	130	90
Property and equipment, net	4,266	4,516	5,366
Intangible assets, net	81	89	119
Other assets	673	776	340

Total assets	$55,249	$59,967	$90,819

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,340	$2,169	$2,095
Accrued expenses and other current liabilities	7,515	6,706	10,495

Total current liabilities	10,855	8,875	12,590
Other long-term liabilities	412	441	503

Total liabilities	11,267	9,316	13,093

Stockholders’ equity
Common stock: $0.001 par value; 100,000 shares authorized; 23,827, 23,709 and 23,651 shares issued and 20,391, 20,273 and 23,641 shares outstanding, respectively	24	24	24
Additional paid-in capital	149,441	148,502	144,499
Common stock warrants	4	4	209
Deferred stock-based compensation	—	—	(3)
Accumulated other comprehensive income (loss)	(306)	(246)	188
Accumulated deficit	(88,031)	(80,483)	(67,141)
Treasury stock at cost: 3,436, 3,436 and 10 shares, respectively	(17,150)	(17,150)	(50)

Total stockholders’ equity	43,982	50,651	77,726

Total liabilities and stockholders’ equity	$55,249	$59,967	$90,819

Book Value. ZipRealty’s book value per share was $2.16 on March 31, 2009. Book value per share is the value of the Company’s total stockholders’ equity divided by the number of its issued and outstanding shares, which as of March 31, 2009, equaled 20,390,915 shares.

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of one third of the Company’s rental expense, which it believes to be representative of interest attributable to rentals.

	For the three months ended		For the years ended December 31,
	March 31, 2009		2008		2007
Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)

(1)	For the three months ended March 31, 2009, fixed charges exceeded earnings by $7.5 million.

(2)	For the year ended December 31, 2008, fixed charges exceeded earnings by $13.3 million.

(3)	For the year ended December 31, 2007, fixed charges exceeded earnings by $14.9 million.

Additional Information about ZipRealty

For more information about ZipRealty, please refer to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Report on Form 10-Q for the period ended March 31, 2009, and its other SEC filings. ZipRealty recommends that you review materials that it has filed with the SEC before deciding whether or not to tender your Eligible Options. The Company will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which it has referred you. See Section 17 “Additional Information” below for more information regarding reports the Company files with the SEC and how to obtain copies of or otherwise review these reports.

11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

ZipRealty’s Directors and Officers

All employees (including executive officers) of ZipRealty are eligible to participate in the Exchange Offer if they hold Eligible Options. Non-employee members of the Company’s Board of Directors are not eligible to participate in the Exchange Offer.

The following table sets forth the directors and executive officers of ZipRealty and their positions and offices held as of June 25, 2009:

Name	Positions and Offices Held
J. Patrick Lashinsky	Chief Executive Officer, President and Director

Charles C. Baker	Executive Vice President and Chief Financial Officer

David A. Rector	Senior Vice President and Chief Accounting Officer

William C. Sinclair	Executive Vice President, Operations and Business Development

Genevieve C. Combes	Senior Vice President, Technology and Operational Strategy

Robert J. Yakominich	Senior Vice President, Sales

Larry S. Bercovich	Vice President and General Counsel

Joan L. Burke	Vice President, Human Resources

Elisabeth H. DeMarse	Director

Robert C. Kagle	Director

Stanley M. Koonce, Jr.	Director

Gary A. Wetsel	Director

Donald F. Wood	Director

The address of each director and executive officer is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608, and the telephone number is (510) 735-2600. For information with respect to the beneficial ownership of ZipRealty’s common stock and options to purchase common stock by its directors and executive officers who were beneficial owners of ZipRealty’s common stock as of March 23, 2009, please refer to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2009, as incorporated by reference into its Form 10-K, each of which is incorporated by reference herein.

Transactions and Arrangements Concerning the Options

On May 21, 2009, each of the Company’s five non-employee directors (Ms. DeMarse and Messrs. Kagle, Koonce, Wetsel and Wood) received their annual automatic grant of options to purchase 6,666 shares of ZipRealty’s common stock, which are granted to any non-employee director who has served on the Board of Directors for at least 6 months prior to the date of the grant, on the date the Company’s Annual Meeting of Stockholders each year. The options vest on the earlier of (i) the first anniversary of the date of grant and (ii) the Company’s next annual meeting of stockholders at which directors are elected, subject to the non-employee director’s continued service to the Company through the vesting date. These options have an exercise price per share of $3.20, which is equal to the closing sale price of ZipRealty’s common stock as reported by The NASDAQ Stock Market on May 21, 2009. The Company’s non-employee directors are not eligible to participate in the Option Exchange Program.

On May 29, 2009, Stanley M. Koonce, Jr., purchased 5,000 shares of ZipRealty’s common stock in the open market at a price per share of $2.9572.

Other than as described above, and other than transactions in the Company’s securities in the ordinary course under the Plans with persons who are neither executive officers nor directors of ZipRealty, neither ZipRealty nor, to the best of its knowledge, its executive officers, directors or affiliates have effected transactions in Eligible Options, other options to purchase ZipRealty’s common stock or in shares of its common stock during the 60 days prior to June 26, 2009.

Except for the investors’ rights agreement described below and outstanding options to purchase shares of ZipReatly’s common stock and other stock awards, including restricted stock units, granted or to be granted from time to time to certain of the Company’s employees (including executive officers) and non-employee directors pursuant to the Plans, and except as set forth in this document, neither the Company nor any person controlling it nor, to its knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any of its securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The Company entered into the Fifth Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), dated December 17, 2002, with certain of the Company’s stockholders, including, among others, Benchmark Capital, which is affiliated with Mr. Kagle, one of the Company’s directors, and Vanguard Ventures, which is affiliated with Mr. Wood, another of the Company’s directors. Pursuant to the Investors’ Rights Agreement, (a) the holders of at least 30% of the shares having registration rights can request that the Company file a registration statement covering their shares if the aggregate proceeds exceed $10 million; (b) if the Company registers any of its securities for public sale, the holders of shares having registration rights will have the right to include their shares in the registration statement, subject to certain customary exceptions and cut-backs; and (3) the holders of at least 30% of the shares having registration rights can request that the Company register their shares on Form S-3 if the Company is eligible to file a registration statement on Form S-3 and if the aggregate price to the public is at least $1 million. The description of the Investors’ Rights Agreement is qualified in its entirety by reference to the full text of the Investors’ Rights Agreement, as filed with the SEC and incorporated by reference into this Offer to Exchange.

12.	Status of Options Accepted by ZipRealty in the Exchange Offer; Accounting Consequences of the Exchange Offer

The shares of common stock subject to those Eligible Options canceled pursuant to the Option Exchange Program will be available for equity grants under the 2004 Plan, including the shares of common stock to be allocated to the New Options to be issued in exchange for such Eligible Options.

The Company has adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“FAS 123(R)”), regarding accounting for share-based payments. (See Note 1 to the Audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for more information.) Under FAS 123 (R), in addition to the remaining unamortized expense for the Eligible Options, the Company will recognize the incremental compensation cost of the stock options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options granted to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options and the fair value of the Eligible Options surrendered will be measured at the modification date. The incremental compensation cost for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recorded. The amount of this charge will depend on a number of factors, including:

•	The exercise price per share of the New Options issued in the Exchange Offer;

•	The level of participation by holders of Eligible Options in the Exchange Offer; and

•	The exercise price per share of Eligible Options canceled in the Exchange Offer.

For instance, assuming full participation in the Exchange Offer, if the fair market value of our stock on the Replacement Grant Date is $2.25 per share, the total incremental cost would be approximately $550,000. If the fair market value of our stock on the Replacement Grant Date is, instead, $3.25 per share, the total incremental cost would be approximately $900,000.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, the Company cannot predict the exact amount of the charge that will result from the Exchange Offer.

13.	Legal Matters; Regulatory Approvals

The Company is not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. The Company is not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. The Company is not aware of any license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Exchange Offer and the issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this Offer to Exchange. If any other approval or action should be required, the Company presently intends to seek that approval or take that action. This could require the Company to delay the acceptance of Eligible Options returned to it. The Company cannot assure you that it would be able to obtain any required approval or take any other required action or that failure to obtain any such required approval or other action might not result in adverse consequences to the Company’s business. The Company’s obligation under the Exchange Offer to accept tendered Eligible Options and to issue New Options is subject to the conditions described in Section 7.

14.	Material U.S. Federal Income Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a description of the material U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which is referred to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible individuals. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted or the New Options vest.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income, social insurance or other tax consequences which may apply to you. ZipRealty recommends that you consult your own tax advisor to discuss such consequences to you of participating in the offer.

ZipRealty recommends that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

Non-Taxable Exchange. If you exchange Eligible Options for New Options, you will not be required to recognize income for U.S. federal tax purposes at the time of the exchange. The Company believes that the exchange will be treated as a non-taxable exchange.

On the Replacement Grant Date of the New Options, you will not be required to recognize additional income for federal tax purposes. The New Options will be nonqualified stock options, even if the Eligible Option tendered for exchange was an incentive stock option.

U.S. Federal Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of applicable income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

The Company will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option if the holder is employed by it. The Company will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of the Company’s common stock.

15.	Extension of Option Exchange Program; Termination; Amendment

The Company expressly reserves the right, in its discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by the Company to have occurred, to extend the Expiration Date and thereby delay the acceptance for exchange of any Eligible Options by giving written notice of such extension to the Eligible Employees.

The Company also expressly reserves the right, in its reasonable judgment, prior to the Expiration Date, to terminate or amend the Option Exchange Program and to postpone its acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 7, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, the Company will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

Subject to compliance with applicable law, the Company further reserves the right, in its discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by the Company to have occurred, to amend the Option Exchange Program in any respect.

Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time, on the business day following the last previously scheduled or announced Expiration Date. Any amendment of the Option Exchange Program will be disseminated in writing promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such change. Without limiting the manner in which the Company may choose to disseminate any amendment of the Option Exchange Program, except as required by law, the Company has no obligation to publish, advertise or otherwise communicate any such dissemination.

If the Company materially changes the terms of the Exchange Offer or the information about the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Company may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. The Company will publish a notice if it decides to take any of the following actions:

•	increase or decrease what the Company will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.

If the Exchange Offer is scheduled to expire within ten business days from the date the Company notifies you of such an increase or decrease, the Company intends to extend the Offer until ten business days after the date the notice is published. A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and Expenses

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Option Exchange Program. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange Program, including any expenses associated with any tax, legal or other advisor consulted or retained by you.

17.	Additional Information

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. ZipRealty recommends that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which it has filed with the SEC and is incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:

•	ZipRealty’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009, including all material incorporated by reference therein;

•	ZipRealty’s Definitive Proxy Statement on Schedule 14A for its 2009 annual meeting of stockholders, filed with the SEC on April 8, 2009;

•	ZipRealty’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 6, 2009, including all material incorporated by reference therein;

•	ZipRealty’s Current Reports on Form 8-K filed with the SEC on February 17, 2009, March 6, 2009 and May 28, 2009; and

•

The description of ZipRealty’s common stock included in its registration statement on Form 8-A, which was filed with the SEC on October 25, 2004, including any amendments or reports it files for the purpose of updating that description.

The Company’s SEC file number for all of these filings is 000-51002. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-732-0330. These filings are also available to the public on the SEC’s web site at http://www.sec.gov. The Company also makes available on or through its website, free of charge, copies of these reports as soon as reasonably practicable after the Company electronically files or furnishes it to the SEC. The Company’s website address is www.ziprealty.com. Information contained on the Company’s website is not part of this Offer to Exchange.

The Company will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which it has referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Stock Option Administration

ZipRealty, Inc.

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

Email: zip@sos-team.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about ZipRealty should be read together with the information contained in the documents to which it has referred you.

18.	Miscellaneous

The Company is not aware of any jurisdiction where holders of Eligible Options reside where the implementation of the Option Exchange Program violates applicable law. If the Company becomes aware of any such jurisdiction where holders of Eligible Options reside where the implementation of the Option Exchange Program violates applicable law, it will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

The Company cannot guarantee that, following the Expiration Date, the per share market price of its common stock will increase to a price that is greater than the exercise price of the New Options. ZipRealty encourage you to review the section of this document entitled “Risk Factors Related to the Option Exchange Program,” and the risk factors contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 before you decide whether to participate in this Exchange Offer.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH IT HAS REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

ZipRealty, Inc.

June 26, 2009